Exhibit 10.1

AMENDMENT TO FUNDING AGREEMENT

This Amendment is entered on this July 24, 2012 (the "Amendment") to a Funding Agreement (the "Agreement") dated December 20, 2012, that  was entered into between BAIZE INVESTMENTS (ISRAEL) LTD., a private company organized under the laws of Israel No. 51-430159-1, c/o Arad & Co., 1 Kermenizki St., Tel-Aviv Israel 67899  (“Investor”), and COMPUGEN, Ltd., an Israeli corporation, having a place of business at 72 Pinchas Rosen Tel Aviv, Israel(“Compugen”); and

WHEREAS pursuant to the Agreement the Investor is entitled to certain potential Cash Consideration with respect to certain monoclonal antibodies which may be developed by Compugen targeted against a specified list of drug targets (the “Specified Targets”), and

WHEREAS, since the signing of the Agreement, efforts have been, and are being, undertaken by Compugen (“Further Research”) to differentiate and prioritize drug targets which have been identified, and being identified, through the use of its predictive biology infrastructure, including the Specified Targets, and

WHEREAS, both Parties are interested in amending certain provisions of the Agreement including a revision of (i) the list of Specified Targets in order to both reduce the number of such Specified Targets and to reflect the results of the Further Research, and (ii) the payment dates for the remaining amounts due Compugen under the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.	All defined terms used herein but not defined herein, shall have the respective meanings as set forth in the Agreement.

2.	Section 1.19 to the Agreement will be replaced by the following section:

1.19	“Target” shall mean each of the eight (8) drug targets identified by Compugen and listed in Appendix A to this Agreement.

3.	Appendix A to the Agreement will be replaced by the Appendix A1 attached to this Amendment.

4.	Sections 2.1 and 2.2 to the Agreement will be replaced by the following sections:

2.1
Subject to the terms and conditions of this Agreement, Investor agrees to pay by wire transfer to the Company, or in a manner as shall otherwise be agreed upon by Investor and the Company, the Funding Amount in 3 installments as follows: (i) Two Million US Dollars ($2,000,000) will be paid within 5 Business Days of the Effective Date; (ii) One Million US Dollars ($1,000,000) will be paid on or before July 31, 2012; and (iii) Five  Million US Dollars ($5,000,000) will be paid on or before December 31, 2012.  In consideration for the receipt of such Funding Amount, the Company agrees to provide to Investor the consideration set forth in Section 3.1, subject to the provisions of Section 2.2, 3.5 and 3.6.

2.2
In the event that for any reason whatsoever, other than by written mutual agreement of the Parties, either of the installments set forth in clause (ii) or (iii) above is not paid on or prior to the due date therefore, nor within 10 Business Days of the Company’s first written request to the Investor notifying it about such failure, Company shall have the right to exchange all of Investor’s rights to receive Cash Consideration (“Rights”) for Ordinary Shares  as follows: (a) if the failure occurs with respect to the installment set forth in clause (ii) (and Investor has already paid the installment set forth in clause (i)), Company shall have the right to exchange such Rights for a total of 333,333 Ordinary Shares and (b) if the failure occurs with respect to the installment set forth in clause (iii) (and Investor has already paid the installments set forth in clause (i) and (ii)), Company will have the right to exchange such Rights for a total of 500,000 Ordinary Shares, in each case without any further obligation of the Company to Investor regarding the Rights or otherwise, nor any consideration required to be paid by the Investor to Compugen in connection therewith (however and for the sake clarity, such exchange shall be subject to adjustment for any stock-splits, stock dividends, stock combination or similar recapitalization of the Company’s share capital affecting all Ordinary Shares). In the event of such an exchange, (x) Company will have no further remedy for the failure to make such payments, (y) the provisions of 3.5 shall apply mutatis mutandis, and (z) Investor will have no rights to receive Cash Consideration.

5.	The address included in the Agreement for all notices under the Agreement to be sent to Investor shall be changed to the following address:

Baize Investment (Israel) Ltd, c/o – The Goldman Group,
55 St. Clair Avenue West, Suite 240,
Toronto, Ontario, Canada M4V2Y7
Attention: Mr. Murray Goldman

6.	In the event of any conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall prevail.

7.	Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

8.
This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page

9.	IN WITNESS WHEREOF, the parties have executed this Amendment as of the date hereof.

BAIZE INVESTMENTS (ISRAEL) LTD.		COMPUGEN LTD.
By:	/s/ Murray Goldman	By:	/s/ Anat Cohen-Dayag
Name:	Murray Goldman	Name:	Anat Cohen-Dayag
Title:	President	Title:	President & CEO
Date:	July 24, 2012	Date:	July 25, 2012